Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP – Corporate Finance & Treasurer (410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2003 RESULTS

BALTIMORE (February 5, 2004) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2003.

Financial Results:

Net broadcast revenues were $173.1 million for the three months ended December 31, 2003, a decrease of 8.6% versus the prior year period result of $189.4 million.  Operating income was $45.8 million as compared to $63.7 million in the prior year period, a decrease of 28.2%.  Net income available to common shareholders was $16.0 million in the three-month period versus the prior year period net income available to common shareholders of $23.5 million.  Diluted income per share was $0.19 versus diluted income per share of $0.27 in the prior year period.

Net broadcast revenues were $661.8 million for the twelve months ended December 31, 2003, a decrease of 1.3% versus the prior year period result of $670.5 million.  Operating income was $173.0 million in the twelve-month period, a decrease of 6.3% versus the prior year period result of $184.6 million.  Net income available to common shareholders was $14.0 million in the twelve-month period versus the prior year period net loss available to common shareholders of $574.8 million.  $566.4 million of the 2002 loss was due to a cumulative effect of change in accounting principle in accordance with SFAS No. 142 related to the write-down, net of taxes, of broadcast licenses and goodwill.  Diluted income per share was $0.16 versus a diluted loss per share of $6.74 in the prior year period.  On a per share basis, the cumulative effect of change in accounting principle, net of taxes, was $6.64 of the $6.74 per share diluted loss in the prior year period.

“2003 marked a turning point for our Company; a period in which we implemented our 2002 ground breaking initiatives in local news programming and in forging our way into the larger direct mail revenue market, both of which are expected to drive our top and bottom line growth for the longer term,” commented David Smith, President and CEO of Sinclair.  “Using our News Central model, we were able to launch local news programming in six new markets that otherwise would not have been able to support a local newscast.  This brings our total news franchise to 38 stations in 31 markets with 13 of those stations in 11 markets operating under News Central.  Our focus going forward will primarily be on adding additional news dayparts and converting certain existing news stations to the more cost effective News Central model.  On the direct mail front, we generated $21.5 million in revenue, almost $15 million more than we did in 2002 and making up for more than half of the $23 million decline in political revenues due to the non-election year.”

Operating Statistics and Income Statement Highlights:

•                  Local advertising revenues decreased 1.7%, while national advertising revenues were down 18.1% in the quarter versus the fourth quarter 2002 due primarily to the absence of political advertising dollars.  Excluding political revenues, local advertising revenues were up 3.4%, while national advertising revenues were down 6.0%.  The quarter was impacted by a decline in advertising by the soft drink, movies, fast food, beer/wine, telecom and retail sectors offset by higher advertising revenues generated from automotive, services, furniture, schools and toys/games.  Local revenues, excluding political revenues, represented 60.7% of time sales, as compared to 58.4% for the fourth quarter 2002.

•                  Revenues from direct mail advertisers were $6.3 million in the fourth quarter 2003 as compared to $2.6 million in the same period last year.  For the year, we generated approximately $21.5 million in revenues under our direct mail initiatives versus $6.9 million generated in 2002.  Political advertising revenues were $2.4 million in the quarter as compared to $17.8 million for the fourth quarter 2002 and $5.3 million for the year versus $28.3 million in 2002.

•                  Due to the absence of political revenues, most affiliation group time sales were down, with the exception of our UPN stations, which were up 2.9%.  Excluding political, our NBC and CBS stations were up 7.3% and 5.4%, while our FOX, WB and ABC stations were down 1.3%, 4.2% and 1.1%, respectively, primarily due to lower network ratings and weaker national advertising categories discussed above.

•                  Third quarter 2003 market share survey results, reported during the fourth quarter 2003, show that we grew our share of the total television advertising market, including political, to 18.3% versus 18.0% for the third quarter 2002.

•                  In December, the Company added a 10pm news through its News Central product in Cincinnati on WSTR-TV (WB 64) and in January 2004, added an 11pm news in Greensboro on WXLV-TV (ABC 45).  Since News Central’s inception in October 2002, we have added news on nine stations in seven markets, converted existing news formats to News Central in four markets, and added additional news dayparts in two markets.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $28.7 million in cash, was $1,703.7 million at December 31, 2003 versus net debt of $1,727.0 million at September 30, 2003.

•                  As of December 31, 2003, 44.6 million class A common shares and 41.2 million class B common shares were outstanding, for a total of 85.8 million common shares outstanding.

•                  Capital expenditures paid in cash in the quarter were $15.0 million of which $7.6 million related to the digital television conversion, $2.1 million to the rollout of news and $5.2 million to maintenance and repairs.

•                  Program contract payments were $26.0 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as amended and filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its first quarter and full year 2004 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“As we enter 2004, we remain optimistic for a continued economic recovery, look forward to the positive impact from our direct mail initiatives, and eagerly await the biennial surge in political ad dollars,” commented David Amy, EVP and CFO.  “Looking throughout the year, first quarter will be impacted by the Super Bowl, which aired on our three CBS stations this year versus eight ABC stations last year, and by an ad spending slowdown in several of our local markets due to the severe weather conditions which affected most of the East, Northeast and North Central parts of the country.  Several national ad categories, in particular soft drinks and movies, continue to show weakness.  These events will be mitigated by our expectation for additional political and direct mail revenues.  Looking into the second half of the year, our expectation is that political and direct mail will be the dominant driver of our revenue growth, in addition to the advertising spending recovery.  Our expectation for positive revenue growth and decreased capital spending are expected to positively impact 2004 free cash flow.”

•                  The Company expects first quarter net broadcast revenues, before barter, to be up approximately 1.0% to 1.5% from first quarter 2003 reported net broadcast revenues of $152.5 million.   This assumes approximately $2.1 million in political revenues as compared to $0.6 million in the first quarter 2003, and $0.6 million in Super Bowl revenues which aired on our three CBS stations versus $1.2 million last year when the Super Bowl ran on our eight ABC stations.

•                  The Company expects television production expenses and television selling, general and administrative expenses (together, television expenses), before barter expense, in the first quarter to be approximately $76.3 million, up 6.7% from first quarter 2003 television expenses of $71.5 million.

•                  The Company expects first quarter program contract amortization expense to be approximately $25 million and $93 million for the year.

•                  The Company expects first quarter program contract payments to be approximately $28 million and $108 million for the year.

•                  The Company expects first quarter corporate overhead to be approximately $7.5 million and $29.6 million for the year, the increases primarily due to higher salary, training, and insurance costs and additional expenses related to Sarbanes-Oxley requirements.

•                  The Company expects first quarter depreciation on property and equipment to be approximately $13 million and $50 million for the year, assuming the capital expenditures assumptions below.

•                  The Company expects first quarter amortization of acquired intangibles to be approximately $5 million and $19 million for the year.

•                  The Company expects first quarter net interest expense to be approximately $32 million and $130 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the first quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.2 million in the quarter and $2.0 million for the year.

•                  The Company expects to spend approximately $14 million in capital expenditures in the quarter and $40 million for the year.  This assumes $10 million for maintenance and repairs, $4 million for the news expansion program, $18 million for digital television, and $8 million for building and tower work.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter results on Thursday, February 5, 2004, at 8:45 a.m. EST.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of television and radio stations.  As such, the 2002 results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations as a result of the July 2002 sale of WTTV-TV in Bloomington, Indiana.  Additionally, the 2003 results reflected net income from discontinued operations as a result of the expiration of certain statute of limitations related to the sale of radio stations in prior years.

Sinclair Broadcast Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES:
Station broadcast revenues, net of agency commissions	$173,091	$189,411	$661,778	$670,534
Revenues realized from barter arrangements	16,166	15,667	62,395	60,911
Other operating division revenues	3,595	1,095	14,568	4,344
Total revenues	192,852	206,173	738,741	735,789

OPERATING EXPENSES:
Station production expenses	39,957	36,619	147,937	140,060
Station selling, general and administrative expenses	37,604	37,963	145,895	143,348
Expenses realized from barter arrangements	14,244	14,069	57,365	54,567
Amortization of program contract costs and net realizable value adjustments	26,063	31,819	105,082	125,264
Other operating division expenses	4,316	902	16,375	6,051
Depreciation of property and equipment	12,649	11,178	47,023	41,219
Corporate general and administrative expenses	7,432	5,142	25,255	19,795
Amortization of acquired intangible broadcast assets and other assets	4,808	4,943	19,288	19,456
Stock based compensation expense	11	(162)	1,498	1,399
Total operating expenses	147,084	142,473	565,718	551,159
Operating income	45,768	63,700	173,023	184,630

OTHER INCOME (EXPENSE):
Interest expense	(33,451)	(30,130)	(128,228)	(126,500)
Subsidiary trust minority interest expense	—	(5,972)	(11,246)	(23,890)
Interest income	91	688	560	1,484
Gain (loss) from equity investments	612	246	1,193	(1,189)
Loss on asset sales	(128)	(184)	(517)	(478)
Gain (loss) on derivative instrument	9,260	1,249	17,354	(30,939)
Loss from extinguishment of securities	—	(7,654)	(15,187)	(15,362)
Other income	490	203	1,468	2,100
Total other expense, net	(23,126)	(41,554)	(134,603)	(194,773)

Income (loss) before income taxes	22,642	22,146	38,420	(10,143)
Benefit (provision) for income taxes	(5,676)	3,987	(15,669)	4,162
Net income (loss) from continuing operations	16,966	26,133	22,751	(5,981)
Gain on sale of broadcast assets, net of taxes	—	—	—	7,519
Income from discontinued operations, net of taxes	1,641	—	1,641	372
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(566,404)
Net income (loss)	$18,607	$26,133	$24,392	$(564,494)
Preferred stock dividends payable	2,587	2,587	10,350	10,350
Net income (loss) available to common shareholders	$16,020	$23,546	$14,042	$(574,844)

Basic income (loss) per share from continuing operations	$0.17	$0.28	$0.14	$(0.19)
Basic earnings per share from discontinued operations	$0.02	$—	$0.02	$0.09
Basic loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.64)
Basic income (loss) per share available to common shareholders	$0.19	$0.28	$0.16	$(6.74)

Diluted income (loss) per share from continuing operations	$0.17	$0.27	$0.14	$(0.19)
Diluted earnings per share from discontinued operations	$0.02	$—	$0.02	$0.09
Diluted loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.64)
Diluted income (loss) per share available to common shareholders	$0.19	$0.27	$0.16	$(6.74)

Weighted average shares outstanding- no dilution	85,733	85,540	85,651	85,337
Weighted average shares outstanding- assuming dilution	85,943	85,766	85,793	85,580

Unaudited Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	December 31, 2003	September 30, 2003
Cash & cash equivalents	$28,730	$12,907
Total current assets	260,793	241,882
Total long term assets	2,303,789	2,322,556
Total assets	2,564,582	2,564,438

Current portion of debt	42,282	42,129
Total current liabilities	245,218	239,726
Long term portion of debt	1,690,175	1,697,787
Total long term liabilities	2,087,793	2,110,398
Total liabilities	2,333,011	2,350,124

Minority interest in consolidated subsidiaries	2,566	2,691

Total stockholders’ equity	230,495	211,623
Total liabilities & stockholders’ equity	2,564,582	2,564,438

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2003
Net cash flow from operating activities	$34,872	$148,753
Net cash flow from investing activities	(15,988)	(92,997)
Net cash flow from financing activities	(3,061)	(32,353)

Net increase in cash and cash equivalents	15,823	23,403
Cash & Cash Equivalents, beginning of period	12,907	5,327
Cash & Cash Equivalents, end of period	$28,730	$28,730

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